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                                                                    EXHIBIT 5.01


                                January 3, 1997

IDT Corporation
294 State Street
Hackensack, NJ 07601


        Re:  IDT Corporation Form S-1 Registration Statement (No. 333-18901)

Gentlemen:

        I am the Secretary and General Counsel of IDT Corporation (the "Company"), and as such I have been asked to render the following opinion with respect to the 400,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), being registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended. All of the Shares being so registered will be offered and sold from time to time by Alan M. Grayson, a stockholder of the Company. I have examined the proceedings relating to the issuance of the Shares.

        It is my opinion that all of the Shares, upon the sale thereof in the manner referred to in the Registration Statement, will be legally issued Shares and will be fully paid and non-assessable.

        I consent to the use of this Opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption "Legal Matters" in the Prospectus which is part thereof.

                                        Very Truly Yours,



                                        Joyce J. Mason
                                        Secretary and General Counsel